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                           CARAUSTAR INDUSTRIES, INC.

                       Diversified . Packaging . Solutions

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FOR IMMEDIATE RELEASE
March 4, 1999


                                                CONTACT: H. Lee Thrash, III
                                                         Chief Financial Officer
                                                         (770) 948-3101


                      CARAUSTAR INDUSTRIES, INC. TO ACQUIRE
                           SPRAGUE BOXBOARD MILL FROM
                           INTERNATIONAL PAPER COMPANY


ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that it has entered into a definitive agreement with International Paper Company (IP) (NYSE: IP) to acquire its recycled boxboard mill located in Sprague, Connecticut. The completion of the transaction is subject to various conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act. Closing is expected to occur on or before April 8, 1999.

The Sprague mill has a capacity of 210 thousand tons for the production of clay coated recycled boxboard used in the manufacture of folding cartons. With the addition of the Sprague mill, Caraustar would become the largest recycled boxboard producer in the United States, with a total capacity of 1.4 million tons and a market share of approximately 17.0 percent. Caraustar also would become the third largest United States producer of clay coated recycled boxboard with a capacity of 420 thousand tons and a market share of approximately 17.4 percent.

Edward G. Schmitt, vice president mills for Caraustar, commented, "The Sprague mill has long been considered one of the premier quality, low-cost recycled boxboard mills serving the folding carton market. The addition of Sprague to Caraustar's mill system will significantly enhance Caraustar's ability to service its folding carton customers and is a key building block in the ongoing execution of our strategic growth plan."

"All of our employees are very excited about what this means for the Sprague mill," said Sprague mill manager, Brian McDonald. "Our facility will be at the core of Caraustar's business."

Caraustar Industries, Inc., a packaging company, is one of the largest and lowest-cost manufacturers and converters of recycled paperboard and packaging products. The company has maintained its industry low-cost status through diversification and integration from raw materials to finished products. Caraustar is the only major producer of recycled boxboard products that serves all four of the principal markets: tubes, cores and cans; folding cartons;

             Phone 770-948-3101 . P. O. Box 115 . Austell, GA 30168
                   3100 Washington Street . Austell, GA 30106
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Caraustar Industries, Inc.
March 4, 1999
Page 2

gypsum wallboard facing paper; and miscellaneous "other specialty" and converted products. Caraustar currently has 89 operations located in the United States, Mexico and the United Kingdom.

This press release contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "will," "would" and similar expressions may identify such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Among the key factors that could cause such results to vary include Caraustar's ability to complete acquisitions and integrate the operations of acquired businesses, fluctuations in raw material prices and the economy in general, the degree and nature of competition, demand for Caraustar's products, changes in governmental regulations and numerous other factors discussed in Caraustar's filings with the Securities and Exchange Commission.

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